                                                                    EXHIBIT 10.5

                 BASIC PROVISIONS AGREEMENT AND PLAN OF MERGER


     This Agreement is entered into this 22nd day of December, 1997, by and between Badas Technologies, Inc., dba Infostructure, an Oregon corporation ("Badas"), Internet Ventures Oregon, Inc., an Oregon corporation ("IVO"), and Internet Ventures, Inc., a California corporation ("M"). Badas and IVO are referred to jointly as the Constituent Corporations in some sections of this Agreement.

RECITALS:

     IVI, IVO and Badas wish to consummate a "forward triangular" reorganization, pursuant to IRC (S)368(a)(2)(D). IVI has formed IVO as a wholly owned subsidiary of IVI. The parties wish to merge Badas into IVO, pursuant to the terms set forth below.

AGREEMENT:

     1.   Basic Agreement.  Subject to the terms and conditions contained in
          ---------------
this Agreement and in reliance upon the representations and warranties of the parties made in the Standard Terms and Conditions attached, at the Closing, the parties agree that Badas shall merge into IVO in exchange for Shares of IVI and other monetary consideration as specified below.

     2.   Capitalization.  As of the date of Closing
          --------------

     a. The total number of shares of Badas authorized is 1000 shares of common stock. The shares are owned by shareholders and in the amounts set forth in Exhibit A.

     b. The total number of shares of IVO authorized is 1000 shares of common stock.

     c. The total number of shares of IVI authorized is 30 million shares of common stock and 10 million shares of preferred if any.

     d. IVI has contributed Nineteen Thousand Five Hundred Forty Five (19,545) shares of its common stock to IVO in consideration for its subscription of all 1000 shares of IVO.

     3.   Valuation:
          ---------

     a.   The Valuation Date shall be December 22, 1997.

     b. The Valuation of the outstanding Badas shares shall be five hundred sixty five thousand dollars ($565,000.00)

     c. The Value of each Share of Internet Ventures, Inc. is eleven dollars ($11.00).

     4.   Shares:
          ------

     The total number of shares of IVI to be delivered by IVO to all of Shareholders of Badas at the Closing shall be equal to nineteen thousand five hundred forty five (19,545) (i.e., ($565,000-$350,000) at $11.00 per share).
The IVI shares shall be allocated among the Badas shareholders of the Merged Corporation in proportion to their respective ownership of issued shares.

     5.   Additional Consideration:
          ------------------------

     IVO shall pay the remainder of the Valuation, three hundred fifty thousand dollars ($350,000.00), by tendering sixty thousand dollars ($60,000.00) in cash to the Badas shareholders at the Closing and making a Note at the Closing which will be payable to the Sellers in the amount of two hundred ninety thousand dollars ($290,000.00). The note shall accrue interest at the rate of eight percent (8%) per year; the interest shall be payable monthly based upon a fifteen year amortization schedule; and the principal will be due in a balloon payment six months from the Closing. IVI guarantees IVO's payment of the Note. The parties will also execute a Stock Pledge Agreement pursuant to which IVI and IVO will pledge all of IVI's stock in IVO as security for repayment of the Note.

     6.   Closing:  The Closing Date shall be not later than January 22, 1998.
          -------

     7.   Non-Competition and Confidentiality:
          -----------------------------------

     At the Closing, Robert Down, Don Allaire and Jorge Yant shall execute a Non-Competition and Confidentiality Agreement in the form annexed as Schedule B.

     8.   Intellectual Property.
          ---------------------

     After Closing, IVO shall have all rights to any intellectual property (including without limitation patents or patentable inventions, copyrights or copyrightable subject matter, trade secrets, technology or know-how, designs protectable under any provision of United States or foreign law, or trademarks or service marks) created or developed by the Company or by its past or present employees (whether in whole or in part) during the term of their employment with the Company, which shall be the sole property of the Buyer. Company and its principals agree to cooperate in good faith with the Buyer in securing, protecting, and defending any resulting patent, copyright, trademark, design or trade secret rights whether in the United States or in any foreign country.

     Notwithstanding the foregoing, IVO hereby grants to Don Allaire and Robert Down a non-exclusive and limited license to use 1) the Help Desk software, 2) the billing system software and 3) the PERL scripts and libraries. This license shall not include the right to sell the aforementioned software. Further, this license shall not be transferable.

     9.   Consulting Agreement:
          --------------------

     IVO agrees to enter into a Consulting Agreement with IVI to provide advice regarding the operations of the Company. In consideration for these services, IVI shall receive compensation for these services in the amount of five percent (5%) of IVO's gross revenues. However, any such consulting agreement shall terminate automatically in the event IVI and/or IVO defaults pursuant to the terms of the Note.

     10.  Incorporation of Standard Terms:
          -------------------------------

     This Agreement includes the Standard Terms and Conditions and the Plan of Merger annexed hereto, which by this reference are hereby incorporated herein and made a part hereof.

     11.  Merger:
          ------

     a. At the Effective Date, as defined in Section I l.c., Badas shall be merged with and into IVO the separate existence of Badas shall cease, and IVO shall survive as a corporation under the name of IVO, organized under and governed by the laws of the state of Oregon. From that time, IVO, to the extent consistent with its articles of incorporation as altered by the merger, shall possess all the rights, privileges, immunities, and franchises of each of the Constituent Corporations; all property belonging to Badas shall be transferred to and vested in the Surviving Corporation without further act or deed; the Surviving Corporation shall be responsible for all liabilities of each of the Constituent Corporations; all in the manner and with the effect set forth in ORS 60.497.

     b. From time to time after the Effective Date, the officers and directors of Badas last in office shall execute and deliver such deeds and other instruments and shall cause to be taken such further actions as shall reasonably be necessary in order to vest or perfect in IVO title to and possession of all the property, interests, assets, rights, immunities, and franchises of Badas.

     c. The merger of Badas and IVO shall become effective upon the Ming of articles of merger pursuant to ORS 60.494. The date and time of such filing are herein called the Effective Date.

     12.  Articles, Bylaws, Directors:
          ---------------------------

     a. The Articles of Incorporation shall be the Articles of Incorporation of the IVO until amended in accordance with applicable law.

     b. The bylaws of IVO as in effect immediately prior to the Effective Date shall be the bylaws of the IVO until amended or repealed.

     c. The board of directors of IVO shall consist of persons who are the board of directors of IVO immediately prior to the Effective Date, and they shall hold office in each case until their successors are elected and qualify. The officers of IVO shall be persons who are the officers of IVO immediately prior to the Effective Date, and they shall hold office in each case at the pleasure of the board of directors of the IVO.

     13.  Termination:
          -----------

     a. This Agreement shall automatically terminate in the event it is brought to a vote and not adopted by the holders of a majority of the outstanding shares of common stock of either Badas or IVO respectively, entitled to vote thereon at a meeting called for such purpose in accordance with the Oregon Business Corporation Act.

     b. This Agreement may be terminated and the merger abandoned at any time prior to the Effective Date, whether before or after submission to or approval by the shareholders of either of the Constituent Corporations:

          1.   By mutual agreement of the boards of directors of Badas and IVO;

          2. By the board of directors of Badas if any condition to the closing of Badas has not been satisfied or waived on or before the Effective Date;

          3. By the board of directors of IVO if any condition to the closing of IVO has not been satisfied or waived on or before the Effective Date; or

          4. By the board of directors of either Badas or IVO if the Effective Date shall not have occurred on or prior to January 22, 1998, other than by reason of default by the terminating party.

     c. In the event of termination of this Agreement as provided in this Section, this Agreement shall become wholly void and of no effect, each party shall bear its own expenses, and, except for liability of a party when default by such party has occasioned the termination of this Agreement by the non-defaulting party, there shall be no liability or obligation on the part of either party.

     14.  Assumption of Liabilities:
          -------------------------

     a. Upon Closing, IVO will assume all liabilities of Badas, and IVI will guarantee IVO's payment of all such liabilities, including but not limited to those specified in this section 14.

     b. Within ninety (90) days of Closing, IVO shall pay the following amounts to the following persons:

          i) Five thousand three hundred dollars ($5,300) to Jorge Yant on account of charges debited to his personal credit card for items or services related to the operation of Badas, such amount to be paid in three equal monthly installments; and two thousand dollars ($2,000) in back pay.

          ii) Two thousand five hundred eleven dollars ($2,511) to Don Allaire, on account of a loan made to Badas.

          iii) Four thousand five hundred ninety nine dollars ($4,599) to Robert Down for a loan made to Badas.

     All amounts due pursuant to this section 14.b. shall accrue interest from the date of this Agreement at the rate of fourteen percent per annum (14%), compounded annually. The payees specified herein are intended third party beneficiaries who may enforce the terms hereof against IVO and IVI.

     c. The balance of the $10,000 loan by Kevin Herbert to Badas shall be repaid by IVO in twelve equal monthly installments on the 10th day of each month beginning, January 10, 1998, with interest to accrue at eighteen percent (18%) per annum compounded annually.

     d. Within six months of the date of this Agreement, IVO and IVI will cause Jorge Yant and Robert Down to be removed as co-guarantors from the loan in the approximate amount of forty seven thousand dollars ($47,000) from Wells Fargo Bank.

     This Agreement has been entered into on the date first stated above.

/s/ Jorge Yant                                    Dated:  12/22/97
---------------------------------------                   --------------------
Badas Technologies, Inc.
By Jorge Yant, its President


/s/ Donald A. Janke                               Dated:  12/22/97
---------------------------------------                   --------------------
Internet Ventures Oregon, Inc.
By Donald A. Janke president of IVI
the sole shareholder of IVO

/s/ Donald A. Janke                               Dated:  12/22/97
---------------------------------------                   --------------------
Internet Ventures, Inc.
By Donald A. Janke President

                                   Exhibit A

Shareholder                        Shares              Percentage
-----------                        ------              ----------
D. Allaire                           195                    34%
R. Down                               19                    34%
J. Yant                               94                    17
A. Laird                              16                     3%
A. Gletcher & C. Britt                 3                     1%
C. Jones & J. Jones                    1                     0%
D. Gressett Trust                     10                     2%
D. Jacob - Daub                        4                     1%
M.E. Rinehart                         12                     2%
P. Sturm                              12                     2%
T. Lowe & B. Lowe                     12                     2%
David Peak                             2                     0%
George Stephan - O                     9                     2%
Anthony Fleisher - O                   3                     1%
                                     ---                   ---

Total                                568                   100%

Exhibit "B"

Non-Competition and Confidentiality

     [Insert individual's legal name] makes this Confidentiality and Non-Competition Agreement ("Agreement") with Internet Ventures, Inc., a California Corporation, ("Ventures"), in consideration for Ventures agreeing to purchase [his/her] shares of stock in Badas Technologies, Inc.

     The effective date of this Agreement will begin on the date this Agreement is signed by [Insert individual's legal name] and will continue for a period of three (3) years.

1.   Confidentiality:

     [Insert individual's legal name] agrees not disclose to anyone outside of Ventures or Badas Technologies, Inc. any "Confidential Information".

     Confidential information is any information or material that relates to the past, present, or future research, development, operating or business activities of either Ventures or Badas Technologies, Inc. that has not been made generally available to the public.

     [Insert individual's legal name] acknowledges that a breach of this Agreement will give rise to damages that are not readily compensable at law and, accordingly, [Insert individual's legal name] agrees that the Ventures and Badas Technologies, Inc. shall be entitled to equitable relief to enforce the provisions hereof, without limitation to any other rights or remedies Ventures and Badas Technologies, Inc. may have.

2.   Non-Competition:

     [Insert individual's legal name] agrees not to directly or indirectly, in any form or manner, participate in Internet access activities which are competitive with the Company and its divisions, subsidiaries and affiliated companies or have a monetary interest in or invest capital in any operation that has an annual revenue of less than ten million dollars ($10,000,000.00) and which provides Internet access within the Southern Oregon - Northern California, as indicated by the boundaries set forth in the attached area map including, but not limited to Inset A, for a period of three years.

                                                  Dated:_______________________
-------------------------
Insert name here

                              DISCLOSURE SCHEDULE


4-g.      Badas has received telephone calls from Tom Ruckloss, complaining that it and Robert Down have reused software code incorporated into a web site which Badas developed for him as an independent contractor.

5.a.      The shares of George Stephan and Anthony Fleisher have been issued but the subscription price is to be repaid pursuant to promissory notes which have been provided to IVI and IVO

5.d., k. IVI and IVO have been provided accounts receivable reports showing the account ageing of Badas' subscribers, a substantial number or which are not current, and an unknown percentage of which are uncollectible. No depreciation has yet been entered in Badas' books for equipment in 1997.

5-m.      Badas will likely file an amended 1996 tax return showing a greater loss than originally reported.

5.r.      IVI and IVO have been provided with an agreement for the compensation of George Stephan, an agreement providing Badas engineers with a percentage of engineering fees charged to customers, and an agreement providing Lisa Ivary with a percentage of accounts collected.

                         STANDARD TERMS AND CONDITIONS


     On the following terms and conditions, these Standard Terms and Conditions together with the Basic Provisions Agreement and Plan of Merger ("Basic Provisions") to which this document is attached, constitute the Stock Purchase Agreement between Surviving Corporation and the Shareholders of the Merged Corporation identified in the Basic Provisions.

1.   CERTAIN DEFINED TERMS.

     a. Certain Defined Terms. The following terms have the respective meanings set forth below:

     "Agreement" means the Basic Provisions, these Standard Terms and Conditions, and the Exhibits and Schedules referenced herein and therein.

     "Authorized Shares of the Merged Corporation" means the number of Shares of Badas set forth in Subparagraph 2.a. of the Basic Provisions which are authorized as of the date of this Agreement under the charter documents of the Merged Corporation and its By-Laws.

     "Closing" means the consummation of the transactions contemplated in this Agreement.

     "Closing Date" means the date when the Closing occurs, determined pursuant to Paragraph 6 of the Basic Provisions.

     "Merged Corporation" means Badas Technologies, Inc.

     "Disclosure Schedule" means the schedule dated as of the date of this Agreement, delivered to Surviving Corporation and executed by Shareholders of the Merged Corporation. The Disclosure Schedule shall be a part of this Agreement.

     "Financial Statements" means the audited and unaudited balance sheets and statements of income of the Merged Corporation delivered by Shareholders of the Merged Corporation to Surviving Corporation previously delivered to Surviving Corporation and attached as Exhibit I to this Agreement.

     "Issued Shares of the Merged Corporation" means the total number of Shares of the Merged Corporation set forth in Subparagraph 2.b. of the Basic Provisions which are issued and outstanding as of the date of this Agreement.

     "Shareholders of the Merged Corporation" means shareholders of Badas Technologies, Inc.

     "Surviving Corporation" means Internet Ventures Oregon, Inc., an Oregon corporation.

                                    1 of 16

     "Valuation" means the method of calculating the value of the Shares of the Merged Corporation pursuant to Paragraph 3 of the Basic Provisions.

     "Valuation Date" means the date for the Valuation, as set forth in Paragraph 3.a. of the Basic Provisions.

     "Value" means the agreed upon value of each Share of Internet Ventures, Inc. for purposes of the exchange contemplated by the Agreement.

     Accounting Terms. Accounting terms used in the Agreement shall have the meanings ascribed to such terms under Generally Accepted Accounting Practices, consistently applied by Merged Corporation.

2.   CLOSING

     a. Time and Place. The Closing shall take place at the offices of the Merged Corporation, at 10:00 a.m. local time, as soon as possible after the execution of this Agreement, but not later than the Closing Date set forth in the Basic Provisions, or such other time or place agreed upon by the parties in writing.

     b. Transactions at the Closing. At the Closing, the following shall occur:

          (1) Shareholders of Merged Corporation shall deliver to Surviving Corporation certificates representing the Issued Shares of the Merged Corporation, duly endorsed for transfer.

          (2) Surviving Corporation shall deliver to Shareholders of the Merged Corporation certificates for the total number of Shares of Internet Ventures, Inc. calculated pursuant to and in the manner set forth in Paragraph 4 of the Basic Provisions, in the names of Shareholders of the Merged Corporation, as provided in Paragraph 2.c., of these Standard Terms and Conditions.

          (3) Surviving Corporation, the Merged Corporation and Don Allaire, Robert Down, and Jorge Yant shall enter into Non-Competition and Confidentiality Agreements, dated as of the Closing Date, a form of which is attached hereto as
Exhibit 2.

          (4) Surviving Corporation and Shareholders of the Merged Corporation, as applicable, shall deliver to the other party hereto any and all other assignments, documents, instruments and conveyances requested by such other party to effect the consummation of the transactions contemplated by this Agreement and to evidence Surviving Corporation's interest in and title to the Issued Shares of the Merged Corporation and Shareholders of the Merged Corporation interest in and title to the Shares of Internet Ventures, Inc.

          (5) Surviving Corporation shall assume all assets of the Merged Corporation and shall assume all liabilities associated therein.

                                    2 of 16

3.   GENERAL REPRESENTATIONS AND WARRANTIES OF BUYER

     Surviving Corporation and IVI represent and warrant to Shareholders of the Merged Corporation, that:

     a. Authority to Execute and Perform Agreements. Surviving Corporation has the full right, power and authority to enter into, execute and deliver this Agreement.

     b. Due Authorization; Enforceability. Surviving Corporation has taken or will take all actions necessary to be authorized to enter into and perform its obligations under this Agreement. This Agreement is the legal valid and binding obligation of Surviving Corporation and IVI, enforceable against such parties in accordance with its terms.

     c. No Violation of Order or Law. Surviving Corporation and IVI are not a party to, subject to or bound by any law or order which would prevent the execution or delivery of this Agreement by Surviving Corporation or the performance by it of its obligations hereunder.

     d. Consents. Neither the execution nor delivery by Surviving Corporation or IVI of this Agreement nor the consummation by Surviving Corporation or IVI of the transactions contemplated herein or therein require the consent of any person.

     e. Compliance with Laws. Surviving Corporation and IVI have obtained all necessary permits and other authorizations or orders of exemption as may be necessary or appropriate under any and all applicable laws with respect to the transactions contemplated herein.

     f. No Violation. Neither the execution or delivery by Surviving Corporation or IVI of this Agreement nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the Articles of Incorporation, Bylaws, or other charter documents of Surviving Corporation or IVI; (b) violate, or constitute a default under, permit the termination or acceleration of the maturity of, or cause the loss of any rights or options under, any contract to which Surviving Corporation or IVI is a party; (c) require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any contract; (d) result in the creation or imposition of any lien or encumbrance upon any properties or assets of Surviving Corporation; or (e) violate any law or order to which Surviving Corporation or IVI or any of their properties is subject.

     g. No Adverse Litigation. Surviving Corporation and IVI are not a party to any pending litigation which seeks to enjoin or restrict their ability to consummate the transactions contemplated hereunder, nor is any such litigation threatened against Surviving Corporation or IVI.

     h. Broker. Messes Yant and Down acted as brokers on behalf of the Shareholders of the Merged Corporation and shall each be paid one and one half percent (1.5%) of the transaction price, made payable from the current stockholders of the Merged Corporation to Messiers Yant and Down concurrently with the Closing.

                                    3 of 16

     i. Securities Laws. The Shares of IVI to be delivered to Shareholders of the Merged Corporation pursuant to the Agreement will be issued and delivered to Shareholders of the Merged Corporation in compliance with all applicable federal and state securities laws and regulations.

     j. Authorization to Issue Shares of Surviving Corporation. The transactions contemplated by the Agreement have been duly authorized by all requisite corporate action of Surviving Corporation and IVI.

     k. Title to Shares of Surviving Corporation. Upon the consummation of the exchange contemplated herein, Shareholders of the Merged Corporation will acquire from Surviving Corporation good and marketable title to the Shares of Internet Ventures, free and clear of all Hens and encumbrances.

4. GENERAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS OF THE MERGED CORPORATION

     Shareholders of the Merged Corporation, jointly and severally, represent and warrant to Surviving Corporation that:

     a. Organization and Good Standing. The Merged Corporation and each Shareholder of the Merged Corporation that is not a natural person is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power to own its assets and conduct its business.

     b. Authority to Execute and Perform Agreements. Each of Shareholder of the Merged Corporation has the full right, power and authority to enter into, execute and deliver this Agreement and to transfer, convey and sell at the Closing the Shares of the Merged Corporation to be transferred by such Shareholders of the Merged Corporation hereunder.

     c. Enforceability. This Agreement is, and as of the Closing Date, will be, the legal, valid and binding obligation of Shareholders of the Merged Corporation, enforceable against Shareholders of the Merged Corporation in accordance with its terms.

     d. No Violation of Order or Law. Neither the Merged Corporation nor any of Shareholders of the Merged Corporation is a party to, subject to or bound by any law or order which would prevent the execution or delivery of this Agreement by the Merged Corporation or such Shareholders of the Merged Corporation, or the performance by any of them of its or their respective obligations hereunder.

     e. Consents. Neither the execution or delivery by each of the Shareholders of the Merged Corporation of this Agreement nor the consummation by each of the Shareholders of the Merged Corporation of the transactions contemplated herein require the consent of any entity, person, or governmental agency.

                                    4 of 16

     f. No Violation. Neither the execution or delivery by Shareholders of the Merged Corporation of this Agreement nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the Articles of Incorporation, Bylaws, or other charter documents of the Merged Corporation or any of the Shareholders of the Merged Corporation which is not a natural person; (b) violate, or constitute a default under, permit the termination or acceleration of the maturity of or cause the loss of any rights or options under, any contract to which Shareholders of the Merged Corporation or Merged Corporation is a party; (c) require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any contract; (d) result in the creation or imposition of any Hen or encumbrance upon any properties or assets of Shareholders of the Merged Corporation or the Merged Corporation; or (e) violate any law or order to which any of Shareholders of the Merged Corporation, Merged Corporation, or any of their respective properties is subject.

     g. No Adverse Litigation. None of the Shareholders of the Merged Corporation or the Merged Corporation is a party to any pending litigation which seeks to enjoin or restrict Shareholders of the Merged Corporation's ability to sell or transfer the Shares of the Merged Corporation hereunder, nor is any such litigation threatened against any Shareholder of the Merged Corporation.

     h. Broker. Messiers Yant and Down acted as brokers on behalf of the Shareholders of the Merged Corporation and shall each be paid one and one half percent (1.5%) of the transaction price, made payable from the current stockholders of the Merged Corporation to Messiers Yant and Down concurrently with the Closing.

     i. Title to the Shares of the Merged Corporation. Each of the Shareholders of the Merged Corporation has good and marketable title to the Shares of the Merged Corporation to be transferred to Surviving Corporation, and upon consummation of the purchase and exchange contemplated herein, Surviving Corporation will acquire from Shareholders of the Merged Corporation good and marketable title to all of the Issued Shares of the Merged Corporation, free and clear of all liens and encumbrances.

     j. Securities Laws. To the best of their knowledge, Shareholders of the Merged Corporation have obtained all necessary permits and other authorizations or orders of exemption as may be necessary or appropriate under any and 0 applicable state and federal securities laws and regulations with respect to the transactions contemplated herein with respect to the Issued Shares of the Merged Corporation.

     k. Title to Shares of the Merged Corporation. Upon the consummation of the purchase contemplated herein, Surviving Corporation will acquire from Shareholders of the Merged Corporation good and marketable title to all of the Issued Shares of the Merged Corporation, free and clear of all liens and encumbrances.

                                    5 of 16

5. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS OF THE MERGED CORPORATION REGARDING THE Merged Corporation

     Shareholders of the Merged Corporation, jointly and severally, represent and warrant that:

     a. Capitalization. The authorized capital stock of the Merged Corporation consists solely of the Authorized Shares of the Merged Corporation described in Subparagraph 2.a. of the Basic Provisions. The Shareholders of the Merged Corporation collectively own all of the Issued Shares of the Merged Corporation described in Subparagraph 2.b. of the Basic Provisions. The Issued Shares of the Merged Corporation have been duly authorized, and validly issued, fully paid and are nonassessable, in compliance with applicable securities and other federal and state laws, and except for such Issued Shares of the Merged Corporation, there are no shares of capital stock or other securities or other equity interests of the Merged Corporation which have been issued by the Merged Corporation. Except as described in Disclosure Schedule 5.a., there are no outstanding agreements, commitments rights of any character entitling any person or entity to purchase or otherwise acquire any such securities or other equity interests of any character of the Merged Corporation.

     b. Corporate Records: The minute books and stock record book of the Merged Corporation, made available or to be made available to Surviving Corporation for its examination pursuant to the provisions of this Agreement, are accurate and complete in all respects.

     c. Subsidiaries. The Merged Corporation has no subsidiaries except as set forth in the Disclosure Schedule.

     d. Financial Condition. Shareholders of the Merged Corporation have heretofore delivered to Surviving Corporation the Financial Statements. The Financial Statements (a) were prepared in accordance with the books and records of the Merged Corporation, (b) were prepared in accordance with generally accepted accounting principles; (c) fairly present the Merged Corporation's financial condition and the results of its operations as of the relevant date thereof and for the periods covered thereby; and (d) contain and reflect all necessary adjustments and accruals for a fair presentation of the Merged Corporation's consolidated financial condition and the consolidated results of its operations for the periods covered by the Financial Statements.

     e. No Undisclosed Liabilities. Except for (i) those liabilities specifically reflected or reserved against on the Financial Statements, (ii) those current liabilities for trade or business obligations incurred since the end of the period which the latest Financial Statement delivered to Surviving Corporation covers in connection with the purchase of goods or services in the ordinary course of business and consistent with past practices, (none of which is, individually or in the aggregate, material and none of which is for breach of contract, breach of warranty, tort or infringement), or (iii) those liabilities otherwise disclosed in Paragraph 7(e) of the Disclosure Schedule (none of which liabilities is for breach of contract, breach of warranty, tort or infringement), the Merged Corporation has not, as of the date hereof, any direct or indirect indebtedness, liabilities, claims, losses, damages, deficiencies, obligations or responsibilities, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and

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

whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, which individually or in the aggregate are material to the condition (financial or otherwise), assets, liabilities, business, operations or prospects of the Merged Corporation.

     f. Contracts. The Disclosure Schedule sets forth a true and correct list of all contracts to which the Merged Corporation is a party. Except as disclosed on Paragraph (f) of the Disclosure Schedule, no contracting party to any such contract is now in material breach thereof or has breached the same in any material respect within the 12-month period prior to the date hereof and each contract is in full force and effect.

     g. Books and Records. The Merged Corporation will furnish or make available to Surviving Corporation for its examination the following, each of which is, and will be maintained as to remain until the Closing, accurate and complete in a material respects:

     (1) copies of the charter documents of the Merged Corporation as in effect on the date hereof;

     (2) the minute books of the Merged Corporation containing all proceedings, consents, actions and meetings of its shareholders and Board of Directors;

     (3) copies of all correspondence with governmental agencies relating to the Merged Corporation; and

     h. Officers, Directors and Shareholders of the Merged Corporation. Paragraph (h) of the Disclosure Schedule contains an accurate list of all of the shareholders, incumbent officers and directors of each of Shareholders of the Merged Corporation which is not a natural person.

     i. Full Disclosure. All documents and other papers delivered to Surviving Corporation by or on behalf of Shareholders of the Merged Corporation in connection with this Agreement and the transactions contemplated herein are accurate, complete and authentic. Furthermore, the information furnished to Surviving Corporation by or on behalf of Shareholders of the Merged Corporation or Merged Corporation in connection with this Agreement and the transactions contemplated herein does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading.

     j. Accounts Receivable. Except as set forth in Paragraph of the Disclosure Schedule, all accounts receivable of the Merged Corporation, whether reflected on the Financial Statements or otherwise, represent sale of inventory or services of the Merged Corporation in the ordinary course of its business.

     k. Subscribers. Except as set forth in Paragraph (k) of the Disclosure Schedule, all Subscribers are fully paid and in good standing subscribers of the Merged Corporation's Internet access services as of the applicable date, on the terms and conditions of the Merged Corporation's standard Subscription Agreement which has been heretofore delivered to Surviving Corporation.

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Except as set forth in Paragraph (k), no Subscriber has made any claim against
Merged Corporation on account of the services provided to such Subscriber or such Subscription Agreement, except for claims which in the aggregate total less than $5,000.

     l. Absence of Certain Changes. Except as indicated on Paragraph (1) of the Disclosure Schedule, since the end of the period covered by the most recent Financial Statements delivered to Surviving Corporation, the Merged Corporation has conducted its business only in the ordinary course consistent with past practice and no event has occurred which, in any case, or in the aggregate, has had or could reasonably be expected to have a material adverse effect upon the Merged Corporation's financial or business condition, assets, liabilities, operations or prospects, or its ability to consummate the transactions contemplated herein. The Merged Corporation has not taken or omitted to take any action which would have the effect of making any of the representations and warranties of Shareholders of the Merged Corporation untrue if the likely effect of such action or omission occurred as of on the date of this Agreement.

     m. Tax Matters. The Merged Corporation has filed all tax returns which it is required to file in a timely manner and has paid or provided for the payment of all taxes due and owing by it and has paid or provided for the payment of all deficiencies or other assessments of taxes, interest and penalties owed by it. There is no assertion by any taxing authorities which, if true, would be inconsistent with this representation or warranty. No tax audit is in progress or threatened. All tax returns fully and accurately reflect the Merged Corporation's liability for taxes. The provisions for taxes in the Financial Statements are fully adequate and correct. The Merged Corporation has not filed any consent or waiver with any taxing authority. The Merged Corporation has delivered to Surviving Corporation true and correct copies of all tax returns for the Last five fiscal years or such shorter period during which the Merged Corporation has been conducting business.

     n. Compliance with Laws; Governmental Matters. The Merged Corporation has complied with all laws and regulations applicable to it and no material capital expenditure will be required for continued compliance. The Merged Corporation has all licenses and permits required for the lawful conduct of its business. The Merged Corporation is and has been in compliance with the conditions of all such licenses and permits and no proceeding or litigation is pending with respect to the Merged Corporation, compliance with laws or regulations, including without limitation, with respect to any such license or permit. Neither the Merged Corporation nor any of its properties has ever been or is now in violation of an applicable environmental laws or regulations and the Merged Corporation has and is in compliance with all licenses and permits required under applicable environmental laws and regulations. There is no proceeding or litigation pending or threatened concerning the Merged Corporation's compliance with environmental laws or regulations. Neither Merged Corporation nor any of Shareholders of the Merged Corporation have received any claim or demand nor are aware of any facts or circumstances which would give rise to any present or potential liability under any laws or regulations applicable to it, including, without limitation, environmental laws or regulations.

     o. Litigation. Except as set forth on Paragraph (o) of the Disclosure Schedule, the Merged Corporation is not a party to any proceeding or litigation of any nature, nor is any

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proceeding or litigation threatened. Shareholders of the Merged Corporation have delivered to Surviving Corporation all relevant pleadings with respect to the litigation described on the Disclosure Schedule. There is no unsatisfied judgment, restraining order, injunction or other order of any court affecting the Merged Corporation, its properties, or business. In the conduct of its business, the Merged Corporation is not violating the intellectual property or other legal rights of any entity or person or committing or omitting any act which would have the probable effect of causing litigation.

     p. Properties. The Shareholders of the Merged Corporation have delivered to Surviving Corporation a true and complete copy of the lease for all premises from which the Merged Corporation conducts its business, including all amendments thereof Such leases are in full force and effect in accordance with there terms. Except as set forth on Paragraph (p) of the Disclosure Schedule, the Merged Corporation does not own any real property. The Merged Corporation has good and marketable title to all real property owned by it, free and clear of any liens or encumbrances except mortgages and trust deeds of record which are fully disclosed in the Financial Statements. There are no disputes concerning such real property. Except as listed on Paragraph (p) of the Disclosure Schedule, the Merged Corporation has good and marketable title to all of the tangible and intangible equipment, machinery and other personal property used in its business ("Property"), free and clear of any lien or encumbrance. All leases for Property listed on Disclosure Schedule are in full force and effect and no default has occurred which is presently uncured under any such leases. There are no disputes concerning any of the Property.

     q. Compliance with Labor Laws. The Merged Corporation is not a party to any employment or collective bargaining agreement. The Merged Corporation is in compliance with all applicable laws and regulations relating to the employment of labor. The Merged Corporation has neither presently nor in the past any pension or other formal employee benefit plan or commitment to adopt a plan except for the plans (the "Plans") described on Paragraph (q) of the Disclosure Schedule. The Merged Corporation is in compliance with all applicable laws and regulations relating to the Plans and the Merged Corporation has made all contributions required to be made pursuant to the Plans. No union organizing effort has taken place with respect to the Merged Corporation and no strike is threatened. There is no claim, proceeding, or lawsuit pending or threatened by any of the Merged Corporation employees. No facts or circumstances exist which would be the basis for any claim or dispute relating to the matters described in this Subparagraph.

     r. Obligations Relating to Employment of Employees. Except as set forth on Paragraph (r) of the Disclosure Schedule, the Merged Corporation is not a party to any agreements with any of its employees or consultants, whether written or oral. The Merged Corporation has heretofore delivered to Surviving Corporation a true and complete copy of all employment or consulting agreements listed on Paragraph (r) of the Disclosure Schedule. All accrued obligations of the Merged Corporation (including for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation) to any of its employees or to any third party relating to the employment of employees by the Merged Corporation, including all benefits due on account of such employment, through the date hereof have been paid or adequate accruals therefor have been made in the Financial Statements. The Merged Corporation had maintained and paid all premiums

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

due on all insurance policies required to be maintained by it relating to the employment of employees, including workers compensation and health and disability insurance, and no circumstances exist which could cause any retroactive premium adjustments to any insurance contract.

     s. Insurance. Paragraph (s) of the Disclosure Schedule sets forth a true and correct list of all policies of insurance maintained by the Merged Corporation. Such policies are in full force and effect and in compliance with all applicable laws and regulations. The Merged Corporation is not in default under any of the provisions of any of such policies of insurance. All premiums due have been paid and the Merged Corporation has not received a notice of cancellation or non-renewal of any such policies.

     t. Potential Conflicts of Interest. Except as disclosed on Paragraph (t) of the Disclosure Schedule, neither Shareholders of the Merged Corporation, nor any other officer, director or key employee of the Merged Corporation or any member of his family or other affiliated person holds any financial or business interest in (i) any of the Merged Corporation's suppliers or customers, (H) any agreement to which the Merged Corporation is a party, or (iii) any real property leased or owned in whole or in party by the Merged Corporation; or (iv) any Property of the Merged Corporation.

     u. Banking Relationships. Paragraph (u) of the Disclosure Schedule contains a true and complete list of each bank or other financial institution in which the Merged Corporation has an account or safety deposit box and the numbers of such accounts and safety deposit boxes and the names of all authorized signatories on such accounts and safety deposit boxes.

     v. Contracts. Paragraph (v) of the Disclosure Schedule lists all of the contracts to which the Merged Corporation is a party or by which it is bound except for agreements which are terminable without penalty or premium within 30 days and which in the aggregate do not require payment by the Merged Corporation of more than $5,000. True and complete copies of all contracts listed in Paragraph (v) of the Disclosure Schedule have been heretofore delivered to the Surviving Corporation.

6.   REPRESENTATIONS AND WARRANTIES ON CLOSING.

     The representations and warranties contained in this Agreement shall be true and complete in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except as necessarily affected by the transactions contemplated in this Agreement.

7.   COVENANTS OF THE SHAREHOLDERS OF THE MERGED CORPORATION.

     a. Corporate Examinations and Investigations. Prior to the Closing, Surviving Corporation shall be entitled to make such investigations and examination of the books, records and financial condition of the Merged Corporation as Surviving Corporation may request. Shareholders of the Merged Corporation shall furnish Surviving Corporation and its

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

representatives during such period with all such information concerning the affairs of the Merged Corporation as Surviving Corporation or its representatives may request and cause the Merged Corporation's officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Surviving Corporation's representatives in connection with such review and examination and to make full disclosure of all information and documents requested by such party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances. Any facts discovered or which could be discovered during such examinations and investigations shall not affect the liability of Shareholders of the Merged Corporation for the representations and warranties of Shareholders of the Merged Corporation which are made in this Agreement.

     b. Cooperation. The parties agree with each other that they will take all actions necessary to effectuate and aid the others in effectuating the intent and purpose of this Agreement.

     c. Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the other party of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party.

     d. Notice of Default. From the date hereof through the Closing, each party hereto shall give to the other party prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of the other party's representations or warranties contained herein.

     e. Operation of Business. From the date hereof through the Closing, the Merged Corporation shall conduct its business only in the ordinary course consistent with past practice.

     f. Financial Statements. On or before the Closing Date, the Merged Corporation shall deliver its financial statements for the period between the end of its last fiscal year and a date within 30 days prior to the Closing Date. If any of the prior Financial Statements of the Merged Corporation have been certified, such new Financial Statement (the "New Financials") shall be certified by its independent certified public accountants. The New Financials of the Merged Corporation will (a) be prepared in accordance with the books and records of the Merged Corporation, (b) be prepared in accordance with generally accepted accounting principles; (c) fairly present the Merged Corporation's financial condition and the results of its operations as of the relevant date thereof and for the period covered thereby; and (d) contain and reflect all necessary adjustments and accruals for a fair presentation of the Merged Corporation's consolidated financial condition and the consolidated results of its operations for the period covered by the New Financials.

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

8.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CLOSE

     The obligation of Surviving Corporation and Shareholders of the Merged Corporation to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing, of all of the conditions set forth below in this Section. Shareholders of the Merged Corporation on the one hand, and Surviving Corporation on the other hand, may waive any or all of such conditions in whole or in part without prior notice; provided, however, that no such waiver shall constitute a waiver by Shareholders of the Merged Corporation or Surviving Corporation of any other right or remedy if the other party shall be in default of any of its respective representations, warranties or covenants contained in this Agreement.

     a. No Action or Proceeding. No action, suit or proceeding shall have been instituted before any court or governmental body seeking to challenge or restrain the transactions contemplated herein which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions.

     b. Governmental Approvals. Any and all permits and approvals from any Authority required for the lawful consummation of the transactions contemplated herein shall have been obtained.

     c. Consent of Lenders. The parties shall receive the consent to the transactions contemplated by this Agreement from their respective banks or other institutional lenders.

     d. Shareholders of the Merged Corporation Agreements. Robert Down, Don Allaire and Jorge Yant shall execute and deliver the Confidentiality Agreements described in Paragraph 7 of the Basic Provisions.

9. CONDITIONS PRECEDENT TO THE OBLIGATION OF SHAREHOLDERS OF THE MERGED CORPORATION TO CLOSE

     The obligation of the Shareholders of the Merged Corporation to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all of the conditions set forth below in this Section. Shareholders of the Merged Corporation may waive any or all of such conditions in whole or in part without prior notice; provided, however, that no such waiver shall constitute a waiver by Shareholders of the Merged Corporation of any right or remedy otherwise available to Shareholders of the Merged Corporation if Surviving Corporation shall be in default of any of its representations, warranties or covenants contained in this Agreement.

     a. Representations and Warranties. The representations and warranties of Surviving Corporation and IVI contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent of any changes therein arising from Surviving Corporation's compliance with the provisions of this Agreement.

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

     b. Performance of Covenants. Each of the obligations of Surviving Corporation and IVI to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date.

     c. Third Party Consents. All consents, permits and approvals from authorities which may be required in connection with the consummation of the transactions contemplated hereby shall have been obtained.

10.  CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SURVIVING CORPORATION TO
CLOSE

     The obligation of Surviving Corporation to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all the conditions set forth below in this Section. Surviving Corporation may waive any or all of such conditions in whole or in part without prior notice; provided, however, that no such waiver shall constitute a waiver by Surviving Corporation of any right or remedy otherwise available to Surviving Corporation, if Shareholders of the Merged Corporation shall be in default of any of its representations, warranties or covenants contained in this Agreement.

     a. Representations and Warranties. The representations and warranties of Shareholders of the Merged Corporation contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except to the extent of any changes therein arising from Shareholders of the Merged Corporation's compliance with the provisions of this Agreement.

     b. Performance of Covenants. Each of the obligations of Shareholders of the Merged Corporation to be performed by him on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date.

     c. No Adverse Change. There shall not have occurred between the date hereof and the Closing Date any material adverse change in the condition (financial or otherwise), assets or liabilities (whether absolute, accrued, contingent or otherwise) of the Merged Corporation or in the ability of the Shareholders of the Merged Corporation to consummate the transactions contemplated herein. Further, no action, suit or proceeding shall have been instituted or threatened by any governmental agency or body which has or may have, in the opinion of Surviving Corporation a material adverse effect on the condition (financial or otherwise), assets, properties, business or prospects of the Merged Corporation and in this regard, the entire risk of any such losses, casualties and other material adverse changes shall be borne by Shareholders of the Merged Corporation.

     d. Litigation. No action, suit or proceeding shall have been instituted before any court or governmental body or instituted or threatened by any governmental agency or body which has or may have, in the opinion of Surviving Corporation a material adverse effect on the assets, properties, business or condition (financial or otherwise) of the Merged Corporation.

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

     e. Certain Agreements and Instruments. Surviving Corporation shall have received at the Closing the agreements, documents and instruments to be delivered to Surviving Corporation by Shareholders of the Merged Corporation at the Closing pursuant to this Agreement, and all other obligations that are required to be performed by Shareholders of the Merged Corporation shall have been performed.

     f. Certificates. Shareholders of the Merged Corporation shall deliver Certificates of Good Standing of the state of incorporation of each of Shareholders of the Merged Corporation who are not natural persons dated as of a date which is not more than thirty days prior to the Closing Date.

11.  INDEMNIFICATION

     a. Indemnification by the Shareholders of the Merged Corporation. Shareholders of the Merged Corporation, jointly and severally, shall indemnify, defend and hold Surviving Corporation, its shareholders, subsidiaries, officers, directors, employees and representatives, and their respective successors and assigns harmless from and against any and all liability and losses (including attorneys' fees and other legal costs) which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of any of Shareholders of the Merged Corporation contained in this Agreement or any agreement or document referred to herein.

     b. Indemnification by Surviving Corporation. Surviving Corporation shall indemnify, defend and hold the Shareholders of the Merged Corporation, and their respective spouses, heirs and successors and assigns harmless from and against any and all liability and losses (including attorneys' fees and other legal costs) which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of Surviving Corporation contained in this Agreement or any agreement or document referred to herein.

12.  REMEDIES; SURVIVAL

     a. Specific Performance. The parties acknowledge that the subject matter of the transactions contemplated herein is unique and for that reason, among others, the parties hereto will be irreparably damaged in the absence of the consummation of this Agreement. Therefore, in the event of any breach by a party of this Agreement, the other party shall have the right, at its election, to obtain an order for specific performance of this Agreement, without the need to post a bond or other security, to prove any actual damage or to prove that money damages would not provide an adequate remedy.

     b. Attorneys Fees. If either Surviving Corporation or Shareholders of the Merged Corporation shall bring an action against the other by reason of any alleged breach of any covenant, provision or condition hereof, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party all reasonable attorneys' fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled.

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

     c. Survival of Indemnities, Representations and Covenants. The indemnities, representations and warranties contained in this Agreement shall survive the Closing and continue for the duration of the applicable statute of limitations.

13.  FORUM

     Any dispute among, the parties arising out of or relating to this Agreement shall be brought in the federal or state courts of the State of Oregon.

14.  MISCELLANEOUS

     a. Modifications and Amendments; Waivers and Consents. At anytime prior to the Closing Date or termination of this Agreement, Shareholders of the Merged Corporation on the one hand, and Surviving Corporation, on the other hand, may, by written agreement:

     (1) extend the time for the performance of any of the obligations or other acts of the other parties hereto;

     (2) waive any inaccuracies in the representations and warranties made by the other party contained in this Agreement or any other agreement or document delivered pursuant to this Agreement; and

     (3) waive compliance with any of the covenants or agreements of the other parties contained in this Agreement. However, no such waiver shall operate as a waiver to or estoppel Agreement requires or permits a with respect to, any subsequent or other failure. Whenever this gr waiver or consent by or on behalf of any party hereto, such waiver or consent shall be given in writing.

     b. Entire Agreement. This Agreement (including the Basic Provisions, the Note, Stock Pledge Agreement and the exhibits and schedules hereto, including the Disclosure Schedule) and the agreements, documents and instruments to be executed and delivered pursuant hereto or thereto are intended to embody the final, complete and exclusive agreement among the parties with respect to the purchase of the Shares and related transactions; are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

     c. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of Oregon applicable to contracts made and to be performed wholly within such State, without regard to the conflicts of laws principles thereof.

     d. Severability. In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement

                                   15 of 16
shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

     e. No Third Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective shareholders, successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over against any party to this Agreement.

-END OF STANDARD TERMS-

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